Filed Pursuant to Rule 424(b)(1)

Registration No. 333-214850

PROSPECTUS

Titan Energy, LLC

3,266,936 Common Shares

Representing Limited Liability Company Interests

This prospectus covers the offer and sale of 3,266,936 common shares representing limited liability company interests of Titan Energy, LLC (the “Common Shares”) by the selling shareholders (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest) identified on page 5 of this prospectus. We will not receive any proceeds from these resales.

Pursuant to this prospectus, the selling shareholders may offer and sell the Common Shares from time to time, if and to the extent as they may determine, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The selling shareholders may sell shares through agents or through underwriters and dealers. The selling shareholders also may sell shares directly to investors. If the selling shareholders use agents, underwriters or dealers to sell the shares, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required.

Our Common Shares are quoted on the OTCQX Market under the symbol “TTEN.” The last reported sales price of our Common Shares on the OTCQX Market on May 1, 2017 was $9.00 per share.

Investing in our Common Shares involves risks. Please read “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2017

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

Additional information, including our Predecessor’s financial statements and the notes thereto, is incorporated in this prospectus by reference to our Predecessor’s and our reports filed with the Securities Exchange Commission (the “SEC”). Please read “Where You Can Find More Information.”

You are urged to read this prospectus carefully, including “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and the documents incorporated by reference in their entirety before investing in our securities.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to:

•	“the Company” refer to Titan Energy, LLC and its subsidiaries;

•	our “Predecessor” refer to Atlas Resource Partners, L.P.;

•	“we,” “our,” “us” or like terms refer, after the consummation of the Plan, to the Company and, prior to the consummation of the Plan, to our Predecessor and the entirety of its business, assets and operations that were contributed to us in connection with the consummation of the Plan;

•	“Titan Management” refer to Titan Energy Management, LLC, a wholly owned subsidiary of ATLS; and

•	“ATLS” refer to Atlas Energy Group, LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.titanenergyllc.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus. You can find price quotes and market information about us at www.otcmarkets.com.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Current Reports on Form 8-K filed on March 30, 2017, April 21, 2017 and April 25, 2017 (in each case, excluding any information furnished and not filed pursuant to Item 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit); and

•	the description of our Common Shares included in our Form 8-A (File No. 000-55692), filed with the SEC on September 8, 2016, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

Titan Energy, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(800) 251-0171

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed within this prospectus include forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	our ability to achieve the anticipated benefits from the consummation of the Chapter 11 Filings;

•	the prices of natural gas, oil, NGLs and condensate;

•	changes in the market price of our Common Shares;

•	future financial and operating results;

•	actions that we may take in connection with our liquidity needs, including the ability to service our debt, and ability to satisfy covenants in our debt documents;

•	economic conditions and instability in the financial markets;

•	the impact of our securities being quoted on the OTCQX Market rather than listed on a national exchange like the NYSE;

•	success in efficiently developing and exploiting our reserves and economically finding or acquiring additional recoverable reserves and meeting our substantial capital investment needs;

•	the accuracy of estimated natural gas and oil reserves;

•	the financial and accounting impact of hedging transactions;

•	potential changes in tax laws and environmental and other regulations which may affect our operations;

•	the ability to obtain adequate water to conduct drilling and production operations, and to dispose of the water used in and generated by these operations at a reasonable cost and within applicable environmental rules;

•	the effects of unexpected operational events and drilling conditions, and other risks associated with drilling operations;

•	impact fees and severance taxes;

•	the effects of intense competition in the natural gas and oil industry;

•	general market, labor and economic conditions and uncertainties;

•	the ability to retain certain key customers;

•	dependence on the gathering and transportation facilities of third parties;

•	the availability of drilling rigs, equipment and crews;

•	access to sufficient amounts of carbon dioxide for tertiary recovery operations;

•	expirations of undeveloped leasehold acreage;

•	exposure to financial and other liabilities of the managing general partners of the investment partnerships;

•	exposure to new and existing litigation; and

•	development of alternative energy resources.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under “Risk Factors” and in our periodic reports filed with the SEC, each of which is incorporated by reference herein. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

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SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus and the documents incorporated by reference, including our Annual Report on Form 10-K for the year ended December 31, 2016 (including the section entitled “Item 1A: Risk Factors” therein), before making an investment decision.

Titan Energy, LLC

Overview

We are a publicly traded (OTCQX: TTEN) Delaware limited liability company and an independent developer and producer of natural gas, crude oil and NGLs with operations in basins across the United States with a focus on the horizontal development of resource potential from the Eagle Ford Shale in South Texas. We sponsor and manage tax-advantaged investment partnerships (“Drilling Partnerships”), in which we coinvest, to finance a portion of our natural gas, crude oil and NGL production activities. We believe we have established a strong track record of growing our reserves, production and cash flows through a balanced mix of natural gas, oil and NGLs exploitation and development, sponsorship of our Drilling Partnerships, and the acquisition of oil and gas properties.

Risk Factors

An investment in our Common Shares involves risks associated with our business, the Common Shares and the conflicts of interests represented by our organizational structure. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Our principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275, and our telephone number is (800) 251-0171. Our website is located at www.titanenergyllc.com. We make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Common Shares offered by the selling shareholders	3,266,936 Common Shares.

Shares outstanding prior to and after giving effect to this offering	5,447,787 Common Shares (including Common Shares subject to vesting but excluding Common Shares issuable upon the vesting of outstanding phantom shares under the MIP).

Use of proceeds	The selling shareholders will receive all of the proceeds from the sale of Common Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Common Shares by the selling shareholders pursuant to this prospectus. Please read “Use of Proceeds.”

Distributions	We do not plan to pay distributions on our Common Shares in the foreseeable future. Additionally, under our credit facilities, we are not permitted to pay dividends with respect to our equity interests, except dividends payable solely in the form of additional shares of our capital stock or certain payments among us, our subsidiaries and ATLS.

Quotation	Our Common Shares are quoted on the OTCQX Market under the symbol “TTEN.”

RISK FACTORS

Limited liability company interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors included herein, together with all of the other information included in this prospectus and the documents we incorporate by reference, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” in evaluating an investment in our Common Shares.

If any of those risks were to occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Shares could decline and you could lose all or part of your investment.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of Common Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Common Shares by the selling shareholders pursuant to this prospectus. In addition, we have agreed to pay certain expenses of the selling shareholders incurred in connection with the sale of Common Shares from time to time. Please read “Selling Shareholders.”

SELLING SHAREHOLDERS

This prospectus covers the offer and sale of up to an aggregate of 3,266,936 Common Shares that may be offered and sold from time to time by the selling shareholders identified below under this prospectus, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Shares

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling shareholders on or prior to November 29, 2016. We have not sought to verify such information.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Common Shares subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Selling Shareholder	Beneficially Owned Prior to the Offering	Offered Hereby	Beneficially Owned After the Offering*	As a Percentage of Total Outstanding After the Offering
Bayside Partners LLC(1)	11,615	11,615	—	—
Dnsmore LLC(1)	28,556	28,556	—	—
GenDos LLC(1)	18,403	18,403	—	—
GenTrace LLC(1)	16,916	16,916	—	—
GenUno LLC(1)	47,711	47,711	—	—
Mounte LLC(1)	630	630	—	—
NP1 LLC(1)	18,057	18,057	—	—
Silver Rock Opportunistic Credit Fund LP(1)	35,882	35,882	—	—
Wellwater LLC(1)	15,747	15,747	—	—
21st Century Fox America, Inc. Master Trust(2)	4,044	4,044	—	—
City National Rochdale High Yield Bond Fund(2)	11,458	11,458	—	—
Endurance Investment Holdings Ltd.(2)	276	276	—	—
General Dynamics Corporation Group Trust(2)	33,051	33,051	—	—
GHY Fund(2)	14,153	14,153	—	—
Guggenheim Credit Allocation Fund(2)	27,133	27,133	—	—
Guggenheim Energy & Income Fund(2)	23,593	23,593	—	—
Guggenheim Funds Trust – Guggenheim Floating Rate Strategies Fund(2)	10,110	10,110	—	—
Guggenheim Funds Trust – Guggenheim Macro Opportunities Fund(2)	35,116	35,116	—	—
Guggenheim Funds Trust – Guggenheim Total Return Bond Fund(2)	6,740	6,740	—	—
Guggenheim High Yield Fund, LLC (2)	22,409	22,409	—	—
Guggenheim Loan and Bond Fund IV(2)	13,457	13,457	—	—
Guggenheim Loan Master Fund, Ltd.(2)	1,105	1,105	—	—
Guggenheim Strategic Opportunities Fund(2)	9,603	9,603	—	—
HCA Inc. Master Retirement Trust(2)	23,253	23,253	—	—
Industriens Pensionsforsikring A/S(2)	31,846	31,846	—	—
Intel Corporation Retirement Plans Master Trust(2)	10,446	10,446	—	—
Maverick Enterprises, Inc.(2)	4,718	4,718	—	—
NZC Guggenheim Master Fund Limited(2)	43,810	43,810	—	—
Renaissance Investment Holdings Ltd(2)	6,402	6,402	—	—
SEI Institutional Managed Trust – Multi-Asset Income Fund(2)	13,743	13,743	—	—
Shriners Hospitals for Children(2) )	26,284	26,284	—	—
Sonoma County Employees’ Retirement Association(2)	1,314	1,314	—	—
Stichting PGGM Depositary acting in its capacity as depositary of PGGM High Yield Fund(2)	92,502	92,502	—	—
T Bank III to I High Yield Fund – PT(2)	1,853	1,853	—	—
T Bank III to I High Yield Fund – QP(2)	8,425	8,425	—	—
Trinity Health Corporation(2)	9,773	9,773	—	—
Vermont Pension Investment Committee(2)	13,479	13,479	—	—

Selling Shareholder	Beneficially Owned Prior to the Offering	Offered Hereby	Beneficially Owned After the Offering*	As a Percentage of Total Outstanding After the Offering
Wilshire Institutional Master Fund SPC – Guggenheim Alpha Segregated Portfolio(2)	6,740	6,740	—	—
Wilshire Mutual Funds, Inc. – Wilshire Income Opportunities Fund(2)	3,370	3,370	—	—
Guggenheim Funds Trust – Guggenheim High Yield Fund(3)	17,186	17,186	—	—
Guggenheim Variable Funds Trust – Series P (High Yield Series)(3)	10,783	10,783	—	—
Franklin High Income Trust – Franklin High Income Fund(4)	289,137	289,137	—	—
Franklin Templeton Investment Funds – Franklin High Yield Fund(4)	191,411	191,411	—	—
FT Opportunistic Distressed Fund, Ltd.(4)	4,717	4,717	—	—
Franklin Templeton Investment Funds – Franklin Global High Income Bond Fund(4)	4,717	4,717	—	—
Fir Tree Capital Opportunity (LN) Master Fund, L.P.(5)	158,758	158,758	—	—
Fir Tree Value (LN) Master Fund, L.P.(5)	551,174	551,174	—	—
FT SOF IV Holdings, LLC(5)	16,533	16,533	—	—
FT SOF V Holdings, LLC(5)	17,995	17,995	—	—
FT SOF VII AIV Holdings I, LLC(5)	326,663	326,663	—	—
FS Energy & Power Fund(6)	468,497	468,497	—	—
FS Investment Corporation II(6)	134,000	134,000	—	—
FS Investment Corporation III(6)	72,739	72,739	—	—
Cobbs Creek LLC(6)	66,040	66,040	—	—
Foxfields Funding LLC(6)	87,000	87,000	—	—
GSO Energy Market Opportunities Fund LP(7)	116,545	116,545	—	—
Blackstone/GSO Strategic Credit Fund(7)	29,318	29,318	—	—

*	Represents the amounts of shares that will be held by the selling shareholder after completion of this offering based on the assumptions that: (a) all shares registered for sale by the registration statement of which this prospectus is a part will be sold by or on behalf of the selling shareholder; and (b) no other shares of our Common Shares will be acquired prior to completion of this offering by the selling shareholder. The selling shareholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our Common Shares that they may own pursuant to another registration statement under the Securities Act or sell some or all of their Common Shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling shareholders after completion of this offering or otherwise.
(1)	Silver Rock Financial LP (“Silver Rock”) serves as the Investment Manager for each selling shareholder. Carl Meyer, the Chief Executive Officer and Chief Investment Officer of Silver Rock, has sole voting and dispositive power with respect to the Common Shares held by each of the selling shareholders.
(2)	Guggenheim Partners Investment Management, LLC (“GPIM”) serves as the investment manager for each selling shareholder. Jeffrey B. Abrams, a Senior Managing Director at GPIM, may be deemed to have shared voting and dispositive power with respect to the Common Shares held by each of the selling shareholders. Mr. Abrams disclaims beneficial ownership of the Common Shares.
(3)	Security Investors, LLC (“SI”) serves as the investment manager for each selling shareholder. Jeffrey B. Abrams, a member of the investment committee for SI, may be deemed to have shared voting and dispositive power with respect to the Common Shares held by each of the selling shareholders. Mr. Abrams disclaims beneficial ownership of the Common Shares.
(4)	Franklin Advisers, Inc. (“FAV”) serves as the investment manager for each selling shareholder. Glenn Voyles, who manages the funds through his role with FAV, has sole voting and dispositive power with respect to the Common Shares held by each of the selling shareholders. Mr. Voyles disclaims beneficial ownership of the Common Shares.
(5)	Fir Tree Inc. (“Fir Tree”) is the investment manager to certain private-pooled investment vehicles for which Fir Tree serves as the investment manager (the “Fir Tree Funds”) and has been granted investment discretion over portfolio investments, including the Common Shares held by the Fir Tree Funds. As a result, Fir Tree has the power to vote or direct the voting, and to dispose or direct the disposition of, the Common Shares beneficially owned by the Fir Tree Funds and may be deemed to beneficially own the Common Shares held by the Fir Tree Funds. Jeffrey Tannenbaum is the sole shareholder of Fir Tree and thus may be deemed to have sole voting and dispositive power with respect to the Common Shares. Mr. Tannenbaum disclaims beneficial ownership of the Common Shares.
(6)

FSIC II Advisor, LLC, FSIC III Advisor, LLC and FS Investment Advisor, LLC are the investment advisers of FS Investment Corporation II (“FSIC II”), FS Investment Corporation III (“FSIC III”) and FS Energy and Power Fund (“FSEP”), respectively, and in that respect hold discretionary investment authority for them. FSIC II is the sole member of

Cobbs Creek LLC. FSEP is the sole member of Foxfields Funding LLC. In addition, each of Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman may be deemed to have shared voting, investment and/or dispositive power with respect to the Common Shares held by FSEP, FSIC II and FSIC III.
(7)	GSO / Blackstone Debt Funds Management LLC is the investment adviser of Blackstone / GSO Strategic Credit Fund. GSO Capital Partners LP is the managing member of GSO / Blackstone Debt Funds Management LLC. GSO Advisor Holdings L.L.C. is a special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. GSO Energy Market Opportunities Associates LLC is the general partner of GSO Energy Market Opportunities Fund LP. GSO Holdings I L.L.C. is the managing member of GSO Energy Market Opportunities Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by GSO Energy Market Opportunities Associates LLC. Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the Common Shares held by the GSO Funds.

Michael Zawadzki, an employee of GSO Capital Partners LP and/or one of its affiliates, is a member of the Board. Mr. Zawadzki disclaims beneficial ownership of any Common Shares that may be deemed beneficially owned by GSO Capital Partners LP and/or its affiliates.

Relationships with Selling Shareholders

Information concerning the selling shareholders may change from time to time, including by addition of additional selling shareholders, and, if necessary, we will amend or supplement this prospectus accordingly. To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of Common Shares and related director designation rights, in addition to lending relationships. Specifically, one of our Class B directors, Michael Zawadzki, was designated by GSO Capital Partners LP (“GSO”), which manages, advises or is affiliated with some of the selling shareholders. GSO indirectly held a majority of the debt under our Predecessor’s second lien credit agreement as well as a portion of our Predecessor’s senior notes. GSO and its affiliates are also lenders under our Second Lien Exit Facility. Our other Class B directors, Michael Watchorn and Eugene Davis, were designated by a majority in interest of the Common Shares.

Registration Rights Agreement

On September 1, 2016, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling shareholders pursuant to which, among other things, we were obligated to use our commercially reasonable efforts to prepare and file a shelf registration statement to permit the resale of certain Common Shares held by the selling shareholders from time to time as permitted by Rule 415 promulgated under the Securities Act. Any selling shareholder or group of selling shareholder who owns at least 5% of our outstanding common shares has the right to demand that we conduct an underwritten offering of their common shares, as long as the total offering size is reasonably expected to exceed $20 million, subject to customary cutback provisions. Each selling shareholder has piggyback registration rights with respect to underwritten offerings, subject to certain exceptions and limitations.

The rights under the Registration Rights Agreement are subject to certain cutback provisions and customary suspension provisions. We have agreed to pay all registration expenses under the Registration Rights Agreement, but the selling shareholders will be responsible for their pro rata shares of underwriting fees, discounts and selling commissions and transfer taxes and certain legal expenses. We are required to pay the expenses of one legal counsel for the selling shareholders in connection with each underwritten offering or piggyback registration.

In connection with the registrations described above, we have agreed to indemnify the selling shareholders against certain liabilities. In addition, the Registration Rights Agreement contains certain holdback agreements that apply to each selling shareholder. Generally, without our prior consent and subject to limited exceptions, the selling shareholders have agreed that, if participating in a future shelf takedown or other underwritten public offering, they shall not publicly sell or distribute our equity securities for 60 days (or 180 days in case of the first underwritten offering).

Broker-Dealers and Underwriters

Certain selling shareholders are affiliates of broker-dealers (but are not themselves broker-dealers). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

PLAN OF DISTRIBUTION

We are registering the resale of the Common Shares covered by this prospectus to permit the selling shareholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Common Shares offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the Common Shares will be the purchase price of the Common Shares less any discounts and commissions.

Each selling shareholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Common Shares to be made directly or through agents. If any pledgee, donee, transferee or other successor to the selling shareholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling shareholders.

The Common Shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which includes their donees, pledgees or transferees or their successors-in- interest; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the Common Shares. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The Common Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which our Common Shares may be listed or quoted at the time of sale, including OTCQX Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of our Common Shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:

•	engage in short sales of the Common Shares in the course of hedging their positions;

•	sell the Common Shares short and deliver the Common Shares to close out short positions;

•	loan or pledge the Common Shares to broker-dealers or other financial institutions that in turn may sell the Common Shares;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Common Shares, which the broker-dealer or other financial institution may resell; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of Common Shares by a broker-dealer, financial institution or selling shareholder would involve the sale of such Common Shares that is not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of Common Shares, a broker-dealer, financial institution or selling shareholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the Common Shares to close out such short positions, the broker-dealer, financial institution or selling shareholders may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the Selling Shareholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Shareholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The Common Shares are quoted on the OTCOX Market under the symbol “TTEN.”

There can be no assurance that any selling shareholder will sell any or all of the Common Shares under this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the Common Shares by other means not described in this prospectus. In addition, any Common Shares covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule144 rather than under this prospectus. The Common Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the Common Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the particular Common Shares being distributed. This may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

In the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling shareholders against certain liabilities, including under the Securities Act and the Exchange Act. In addition, we have agreed to pay all registration expenses under the Registration Rights Agreement, but the selling shareholders will be responsible for their pro rata shares of underwriting fees, discounts and selling commissions and transfer taxes and certain legal expenses. We are required to pay the expenses of one legal counsel for the selling shareholders in connection with each underwritten offering or piggyback registration.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Common Shares by a taxpayer that holds our Common Shares as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Paul Hastings LLP. This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our Common Shares under the constructive sale provisions of the Code;

•	persons that acquired our Common Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts or regulated investment companies;

•	persons that hold our Common Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	persons that hold in excess of 5% of our Common Shares.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Common Shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Common Shares by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF

OUR COMMON SHARES ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

Although we are a Delaware limited liability company, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on our Common Shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1 will be issued with respect to our Common Shares, but instead holders of Common Shares will receive a Form 1099 from us with respect to distributions received on our Common Shares.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our Common Shares who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our Common Shares and who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	certain former citizens or long-term residents of the United States;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a United States person.

Distributions

Distributions with respect to our Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Common Shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Common Shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of such Common Shares. Please read “—Gain on Disposition of Common Shares.” Non-corporate holders that receive distributions on our Common Shares that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

We do not expect to have any earnings and profits for an extended period of time, which we estimate will include, at a minimum, the period ending December 31, 2017, and we may not have sufficient earnings and profits during future tax years for any distributions on our Common Shares to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Common Shares fails to qualify as a dividend for U.S. federal income tax purposes, U.S. corporate holders will be unable to utilize the corporate dividends-received deduction with respect to such distribution.

You are encouraged to consult your tax advisor as to the tax consequences of receiving distributions on our Common Shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Common Shares

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Common Shares equal to the difference, if any, between the amount realized upon the disposition of such Common Shares and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our Common Shares and the proceeds from a disposition of our Common Shares. U.S. holders may be subject to backup withholding (at a rate of 28%) on distributions with respect to our Common Shares and on the proceeds of a disposition of our Common Shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

3.8% Tax on Unearned Income

Certain U.S. holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Common Shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a U.S. holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional Medicare tax to their particular circumstances.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Common Shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Common Shares that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

Distributions with respect to our Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our Common Shares generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Common Shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Common Shares will be treated as gain from the sale of such shares and will have the tax consequences described below under “Gain on Disposition of Common Shares.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Common Shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a non-U.S. corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Shares

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Shares unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Common Shares constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Common Shares continue to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Common Shares, more than 5% of our Common Shares will be taxable on gain realized on the disposition of our Common Shares as a result of our status as a USRPHC. If our Common Shares were not regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our Common Shares owned) would be subject to U.S. federal income tax on a taxable disposition of our Common Shares (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Common Shares.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Common Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 28%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Common Shares and on the gross proceeds from a disposition of our Common Shares (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL

INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

VALIDITY OF OUR COMMON SHARES

The validity of our Common Shares will be passed upon for us by Paul Hastings LLP, Houston, Texas. If certain legal matters in connection with an offering of the Common Shares made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Titan Energy, LLC and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our net natural gas and oil reserves and the present value of such reserves incorporated by reference in this registration statement have been derived from engineering reports prepared by Wright and Company, Inc. and Cawley, Gillespie, and Associates, Inc.

Titan Energy, LLC

3,266,936 Common Shares

Representing Limited Liability Company Interests

Prospectus

May 11, 2017